Company contacts:	Mark Burford, Director of Investor Relations 303.837.1661 or markb@whiting.com

Whiting Announces Resignation of James R. Casperson and the
Appointment of Michael J. Stevens as Vice President, CFO

DENVER – January 28, 2005 –Whiting Petroleum Corporation (NYSE: WLL) announced that, effective March 1, 2005, James R. Casperson will resign as Vice President of Finance and Chief Financial Officer to pursue other interests. The Company further announced the appointment and promotion of Michael J. Stevens to Vice President, Chief Financial Officer. Mr. Stevens has served as the Company’s Controller/Treasurer and Chief Accounting Officer since May 2001.

Mr. Casperson stated: “I am pleased to have participated in Whiting’s growth over the last five years and assisted in its initial public offering in November 2003. I have enjoyed being a part of the Whiting management team. Because of my desire to spend more time with my family, health issues and my decision to pursue other professional interests I have elected to resign from Whiting. I wish Whiting the very best. I am confident that Mike Stevens, who has been responsible for Whiting’s accounting, financial and SEC reporting, will continue to do an outstanding job for Whiting in his expanded role as CFO.”

Mr. Stevens has over 18 years of oil and gas industry experience. Before joining Whiting, from 1993 until May 2001 he served as Chief Financial Officer, Controller, Secretary and Treasurer at Inland Resources Inc., a public company engaged in oil and natural gas exploration and development. He spent seven years in public accounting with Coopers & Lybrand in Minneapolis, Minnesota. He is a graduate of Mankato State University of Minnesota and is a certified public accountant.

James J. Volker, President and Chief Executive Officer of Whiting Petroleum stated: “We have been fortunate to work with Jim Casperson and we thank him for his important contributions to Whiting’s growth. All of us at Whiting wish him well in his future endeavors. We are also most pleased to announce the appointment of Mike Stevens to his new position as CFO. Since joining Whiting in 2001, Mike has been an important contributor to Whiting’s growth, IPO and continued success. He has demonstrated strong management, accounting and financial skills. The entire management team and our Board of Directors look forward to working with Mike in his well earned new position as Chief Financial Officer.”

About Whiting Petroleum
Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation and Equity Oil Company. Whiting Oil and Gas Corporation is a growing energy company based in Denver, Colorado that is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Gulf Coast, Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

# # #